Coya Therapeutics Reports First Quarter 2026 Financial Results and Provides a Corporate Update

HOUSTON, TX., May 12, 2026 (BUSINESS WIRE)-- Coya Therapeutics, Inc. (NASDAQ: COYA) (“Coya” or the “Company”), a clinical-stage biotechnology company developing biologics intended to enhance T-cell (Treg) function in patients with neurodegenerative disorders, announces its financial results for the quarter ended March 31, 2026 and provides a corporate update .

“We are off to a strong start in 2026, building on the clinical and scientific progress achieved last year,” said Arun Swaminathan, Ph.D., Chief Executive Officer of Coya. “The ALSTARS trial is now in full recruitment mode, and we maintain our guidance for a 1Q 2027 topline readout. With a solid foundation and balance sheet in place we are well positioned to deliver on our priorities for 2026.”

Recent Corporate Highlights

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FDA granted Fast Track Designation to COYA 302 for the treatment of ALS on March 11, 2026. Fast Track Designation is intended to facilitate the development and expedite the review of drugs that treat serious conditions and address unmet medical needs.
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Announced U.S. FDA acceptance of Investigation New Drug (IND) Application for COYA 302 for the treatment of frontotemporal dementia (FTD).
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Reported results of the investigator-initiated study of low-dose IL-2 and CTLA4-Ig combination treatment demonstrating Treg enhancement and cognitive stability in FTD patients.
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Announced $11.1 million private placement, led by Dr. Reddy’s Laboratories, Inc. ($10 million) and Greenlight Capital ($1.1 million), an existing institutional stockholder of the Company.
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Announced publication in Brain Communications demonstrating regulatory T-cell dysfunction and system inflammation in frontotemporal dementia, supporting mechanistic rationale for the use of COYA 302 as a therapy in patients with frontotemporal dementia.

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Announced publication in Annals of Clinical and Translational Neurology demonstrating correlation between longitudinal biomarker data and clinical outcomes supporting the mechanistic rationale for COYA 302 in patients with ALS.
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The ALSTARS protocol was amended to remove the prior exclusion criteria for patients receiving antihypertensive medications and for those with controlled autoimmune diseases. The amended protocol was cleared through both FDA and Health Canada and is expected to allow for a broader patient population, which we believe will increase the enrollment rate.

Upcoming Expected Catalysts for 2026

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June 2026: Scientific presentations at upcoming 5th Annual ALS Drug Development Summit and ENCALS (European Network to Cure ALS)
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2H 2026: Targeting full enrollment of our ALSTARS Phase 2 trial.
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2H 2026: Initiate Phase 2a study evaluating COYA 302 for the treatment of FTD.
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2H 2026: Report additional single cell proteomics data from the completed ALS and AD investigator-initiated trials.
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2H 2026: Publication of COYA 303 in vivo data in inflammatory animal model of peripheral and CNS inflammation.

Fred Grossman, DO, FAPA, President and Chief Medical Officer of Coya, added, “The recent revision to our inclusion/exclusion criteria [for our ALSTARS protocol] has expanded the patient population to study this potential therapy for ALS. We expect that this change will also increase the recruitment rate,” said Fred Grossman, DO, FAPA, President and Chief Medical Officer of Coya. “We continue to strengthen the biological foundation of our approach as we believe the investigator-initiated study findings and publications noted above highlight the role of immune dysregulation and systemic inflammation in FTD and ALS, and reinforce the promising potential of COYA 302 to modulate these pathways and impact disease progression.”

Financial Results

As of March 31, 2026, Coya had cash and cash equivalents of $50.7 million.

Collaboration revenue was $0.3 million for each of the three months ended March 31, 2026 and 2025, and related to the Company’s R&D services performance obligation under the Development and License Agreement with DRL.

Research and development expenses decreased by $1.1 million, from $5.2 million for the three months ended March 31, 2025, to $4.1 million for the three months ended March 31, 2026. The decrease was primarily due to a $1.2 million decrease in external preclinical and clinical product candidates, reflecting the timing of preclinical activities undertaken in early 2025 to support the Company’s Investigational New Drug applications for COYA 302 in ALS. The decrease was further driven by a $0.1 million decrease in sponsored research expense, partially offset by a $0.2 million increase in internal research and development expenses.

General and administrative expenses increased by $1.1 million, from $2.7 million for the three months ended March 31, 2025, compared to $3.4 million for the three months ended March 31, 2026. The increase was primarily due to a $1.1 million increase in employee compensation, which included a non-cash charge of $1.0 million related to the modification of stock options held by the Company’s former Executive Chairman in connection with his resignation.

Net loss was $7.2 million for the three months ended March 31, 2026, compared to net loss of $7.3 million for the three months ended March 31, 2025.

About Coya Therapeutics, Inc.

Headquartered in Houston, TX, Coya Therapeutics, Inc. (Nasdaq: COYA) is a clinical-stage biotechnology company developing proprietary treatments focused on the biology and potential therapeutic advantages of regulatory T cells (“Tregs”) to target systemic inflammation and neuroinflammation. Dysfunctional Tregs underlie numerous conditions, including neurodegenerative, metabolic, and autoimmune diseases. This cellular dysfunction may lead to sustained inflammation and oxidative stress resulting in lack of homeostasis of the immune system.

Coya’s investigational product candidate pipeline leverages multiple therapeutic modalities aimed at restoring the anti-inflammatory and immunomodulatory functions of Tregs. Coya’s therapeutic platforms include Treg-enhancing biologics, Treg-derived exosomes, and autologous Treg cell therapy.

For more information about Coya, please visit www.coyatherapeutics.com

About COYA 302

COYA 302 is an investigational and proprietary biologic combination therapy with a dual immunomodulatory mechanism of action intended to enhance the anti-inflammatory function of regulatory T cells (Tregs) and suppress the inflammation produced by activated monocytes and macrophages. COYA 302 comprises proprietary low dose interleukin-2 (LD

IL-2) and CTLA-4 Ig and is being developed for subcutaneous administration for the treatment of patients with ALS and other neurodegenerative diseases. These mechanisms may have additive or synergistic effects.

Coya is currently conducting the ALSTARS Trial, a Phase 2, randomized, multi-center, double-blind, placebo-controlled study to evaluate the efficacy and safety of COYA 302 for the treatment of ALS (Identifier: NCT07161999).

COYA 302 is an investigational product not yet approved by the FDA or any other regulatory agency.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Such forward-looking statements include, without limitation, statements regarding: expectations of Coya Therapeutics, Inc. (the “Company”) regarding the potential benefits, effectiveness and safety of its product candidates; the significance and potential benefits associated with the FDA's Fast Track designation for COYA 302; the Company’s ability to advance its product candidates through the preclinical and clinical development processes; the Company’s expectations regarding, quality, timing and availability of data from the Company’s clinical trials; the timing of announcements, updates and results of the Company’s clinical trials and related data; the Company’s future results of operations and financial position, including cash runway; and the potential therapeutic benefits and economic value of the Company’s product candidates. These forward-looking statements are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to known and unknown risks and uncertainties. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. These and other factors that may cause the Company’s actual results to differ from current expectations are discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this press release is given. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact
David Snyder, CFO
david@coyatherapeutics.com

Media Contacts
Russo Partners
David Schull
David.Schull@russopartnersllc.com
858-717-2310

Rachelle Babb
rachelle.babb@russopartnersllc.com
929-325-7559

Source: Coya Therapeutics, Inc.

COYA THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

	(unaudited)
	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$50,724,643	$46,822,786
Prepaids and other current assets	2,538,036	3,116,232
Total current assets	53,262,679	49,939,018
Fixed assets, net	8,420	11,227
Total assets	$53,271,099	$49,950,245

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$948,192	$1,061,122
Accrued expenses	1,355,714	3,612,913
Deferred collaboration revenue	1,242,635	1,197,856
Total current liabilities	3,546,541	5,871,891
Deferred collaboration revenue	754,198	1,050,124
Total liabilities	4,300,739	6,922,015

Stockholders' equity:
Series A convertible preferred stock, $0.0001 par value: 10,000,000 shares authorized, none issued or outstanding as of March 31, 2026 or December 31, 2025	-	-
Common stock, $0.0001 par value; 200,000,000 shares authorized; 23,457,183 and 20,934,456 shares issued and outstanding as of March 31, 2026 or December 31, 2025, respectively	2,346	2,094
Additional paid-in capital	118,138,281	104,989,413
Accumulated deficit	(69,170,267)	(61,963,277)
Total stockholders' equity	48,970,360	43,028,230
Total liabilities and stockholders' equity	$53,271,099	$49,950,245

COYA THERAPEUTICS, INC.

CONDENSED UNAUDITED INTERIM STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2026	2025
Collaboration revenue	$251,147	$257,884
Operating expenses:
Research and development	4,096,580	5,214,076
In-process research and development	10,000	-
General and administrative	3,781,977	2,713,890
Depreciation	2,807	6,840
Total operating expenses	7,891,364	7,934,806
Loss from operations	(7,640,217)	(7,676,922)
Other income:
Other income	433,227	370,165
Pre-tax loss	(7,206,990)	(7,306,757)
Income tax expense	-	-
Net loss	$(7,206,990)	$(7,306,757)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.32)	$(0.44)
Weighted-average shares of common stock outstanding, basic and diluted	22,644,304	16,720,511

COYA THERAPEUTICS, INC.

CONDENSED UNAUDITED INTERIM STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(7,206,990)	$(7,306,757)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	2,807	6,840
Stock-based compensation, including the issuance of restricted stock	2,195,516	1,080,082
Acquired in-process research and development assets	10,000	-
Changes in operating assets and liabilities:
Collaboration receivable	-	-
Prepaids and other current assets	578,196	3,126,042
Accounts payable	(154,713)	101,879
Accrued expenses	(1,382,199)	421,523
Deferred collaboration revenue	(251,147)	(257,884)
Net cash used in operating activities	(6,208,530)	(2,828,275)
Cash flows from investing activities:
Purchase of in-process research and development assets	(885,000)	-
Net cash used in investing activities	(885,000)	-
Cash flows from financing activities:
Proceeds from sale of common stock, net of offering costs	10,995,387	-
Proceeds from the exercise of stock options	-	19,137
Net cash provided by financing activities	10,995,387	19,137
Net increase (decrease) in cash and cash equivalents	3,901,857	(2,809,138)
Cash and cash equivalents as of beginning of the period	46,822,786	38,339,762
Cash and cash equivalents as of end of the period	$50,724,643	$35,530,624

Supplemental disclosures of non-cash investing and financing activities:
Financing costs related to the sale of common stock in accounts payable	$41,783	$-
In-process research and development costs in accrued expenses	$250,000	$-